Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Whittman-Hart, Inc.:


We consent to incorporation by reference in this Registration Statement on Form S-3 of Whittman-Hart, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of Whittman-Hart, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Whittman-Hart, Inc.



Chicago, Illinois                      /s/ KPMG PEAT MARWICK LLP
July 24, 1998